Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 6, 2017
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
16% INCREASE IN FIRST QUARTER EARNINGS

ROANOKE, Va. (February 6, 2017)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $2,232,218 or $0.47 per average share outstanding for the quarter ended December 31, 2016. This compares to consolidated earnings of $1,922,790 or $0.40 per average share outstanding for the quarter ended December 31, 2015. CEO John D’Orazio attributed the 16% increase in earnings to improved utility margins associated with the company’s infrastructure replacement programs, increased gas volumes attributed to customer growth, and the investment in the Mountain Valley Pipeline (MVP).

Earnings for the twelve months ending December 31, 2016 were $6,116,294 or $1.28 per share compared to $5,092,829 or $1.08 per share for the twelve months ended December 31, 2015. D’Orazio attributed the 20% increase in earnings to improved utility margins associated with the company’s infrastructure replacement programs, increased gas volumes attributed to customer growth, and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2016 is not indicative of the results to be expected for the fiscal year ending September 30, 2017 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues	$18,788,585	$16,010,056	$61,841,820	$62,949,598
Cost of sales	9,397,680	7,271,940	29,624,117	32,627,192
Gross margin	9,390,905	8,738,116	32,217,703	30,322,406
Equity in earnings of MVP	84,540	21,537	215,867	21,537
Other operating expenses, net	5,412,342	5,243,937	20,776,812	20,559,304
Interest expense	458,521	408,356	1,686,486	1,523,708
Income before income taxes	3,604,582	3,107,360	9,970,272	8,260,931
Income tax expense	1,372,364	1,184,570	3,853,978	3,168,102
Net income	$2,232,218	$1,922,790	$6,116,294	$5,092,829
Net earnings per share of common stock:
Basic	$0.47	$0.40	$1.28	$1.08
Diluted	$0.46	$0.40	$1.28	$1.07
Cash dividends per common share	$0.2175	$0.2025	$0.8250	$0.7800
Weighted average number of common shares outstanding:
Basic	4,796,396	4,748,279	4,778,699	4,734,962
Diluted	4,807,031	4,752,179	4,787,124	4,738,380

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2016	2015
Current assets	$21,453,170	$21,104,828
Total property, plant and equipment, net	135,780,493	121,308,922
Other assets	18,728,080	12,490,905
Total Assets	$175,961,743	$154,904,655
Liabilities and Stockholders’ Equity
Current liabilities	$28,756,950	$27,614,707
Long-term debt	41,135,426	31,854,285
Deferred credits and other liabilities	48,788,676	41,371,592
Total Liabilities	118,681,052	100,840,584
Stockholders’ Equity	57,280,691	54,064,071
Total Liabilities and Stockholders’ Equity	$175,961,743	$154,904,655